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                                                                    EXHIBIT 3.10


                          PROVINCE OF BRITISH COLUMBIA

                                     FORM 19

                                  (Section 348)

                                   COMPANY ACT

                               SPECIAL RESOLUTION


                                                        Certificate of
                                                        Incorporation No. 332869

      The following special resolution was passed by the company referred to below on the date stated:

      Name of Company:              SMARTIRE SYSTEMS INC.
      Date resolution passed:       JANUARY 16, 1998
      Resolution [see note (a)]:

RESOLVED, as a Special Resolution, that:

The Special Rights and Restrictions attached to the Preferred shares be changed and that the Articles of the Company be amended by deleting the existing Part 22 and replacing with the following as Part 22 - Special Rights and Restrictions:

            "PART 22 - SPECIAL PROJECTS AND RESTRICTIONS

            22.1 The holders of the Preferred shares shall be entitled to receive notice of, to attend and to vote at meetings of the Members of the Company.

            22.2 The holders of the Preferred shares shall in each year, in the discretion of the Directors, but always in preference and in priority to any payment of dividends on the Common shares, be entitled, out of any or all profits or surplus available for dividends, to fix preferential cumulative dividends at a rate per annum as determined by the Directors on the amount paid up on the Preferred shares. No dividends shall be declared or paid or set aside on the Common shares in any fiscal year until all declared but unpaid dividends for that fiscal year and all prior fiscal years on the Preferred shares have been paid. The holders of the Preferred shares shall not be entitled to any dividend other than or in excess of the fixed

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                  preferential cumulative dividends at the rate per annum
                  hereinbefore provided for.

            22.3 Each issued and fully paid Preferred share may, at any time, for up to three (3) years from the date of issue of the Preferred share, at the option of the holder thereof, be converted into Common shares at a price per Common share as is determined by the directors and approved by the Company's regulatory authorities (the "Conversion Rate"). The conversion privilege herein provided for may be exercised by notice in writing given to the Company accompanied by the certificates representing the Preferred shares in respect of which the holder thereof desires to exercise such right of conversion and such notice shall be signed by the person registered on the books of the Company as the holder of the Preferred shares in respect of which such right is being exercised or by his duly authorized agent and shall specify the number of Preferred shares which the holder desires to have converted, The holder shall also pay any governmental or other tax imposed in respect of such transaction. Upon receipt of such notice and certificates the Company shall issue a certificate representing fully paid Common shares upon the basis above described and in accordance with the provisions hereof to the holder of the Preferred shares represented by the certificates accompanying such notice and, if less than all of the Preferred shares represented by any certificate are to be converted, the holder shall be entitled to receive a new certificate for the Preferred shares represented by the original certificate which are not to be converted.

            22.4  In case the Company shall:

                  (a) declare a dividend or make a distribution on its Common shares in shares;

                  (b) subdivide its outstanding Common shares into a greater number of shares; or

                  (c) consolidate its outstanding Common shares into a smaller number of shares,

                  (any such event being herein called a "Common Share Reorganization"), the Conversion Rate thereafter shall be proportionately adjusted so that conversion of the Preferred shares, or any part thereof, after such time shall be entitled to receive Common shares of equal value to the Common shares which it


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                  would have owned or been entitled to receive had the
                  Preference shares been converted immediately prior to such Common Share Reorganization.

            22.5 All shares resulting from any conversion of issued and fully paid Preferred shares into Common shares shall be deemed to be fully paid and non-assessable, and the Preferred shares so converted shall be restored to the status of authorized but unissued Preferred shares. The Company shall not issue any Common shares if after such issuance the number of authorized but unissued Common shares would be insufficient to satisfy the conversion privileges in Article 22.3 hereof in the event that all the Preferred shares outstanding from time to time were converted into Common shares in accordance with the provisions of such Article.

            22.6 In the event of any liquidation, dissolution, bankruptcy or winding up of the Company, holders of Preferred shares shall be entitled to receive ratably and in priority to any distribution to holders of common shares the full paid up capital value per share held by them plus the amount of all dividends declared in such Preferred shares and unpaid, but there shall be no further participation in the assets of the Company by the holders of Preferred shares; all assets remaining after payment to the holders of Preferred shares as aforesaid will be distributed ratably among the holders of the Common shares.

Certified a true copy the 5th day of February, 1998.

                                        /s/
                                        ----------------------------------------
                                        Signature
                                        Relationship to Company: Solicitor


NOTE:       (a)   Insert text of ordinary resolution.
            (b)   See Section 1(1) for definition of "special resolution".]


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